Contact: Craig M. Dwight
Chief Executive Officer
Phone: (219) 873-2725
Fax: (219) 874-9280
Date: May 27, 2005

FOR IMMEDIATE RELEASE

Horizon Bancorp invited as Presenters at Community Bank Conference

Michigan City, Indiana – Horizon Bancorp, the parent of Horizon Bank, is one of nineteen community banks that have been asked to present at Howe Barnes Investments 10th Annual Community Bank Conference. The conference will be held on May 31, and June 1, 2005 at the Four Seasons Hotel Chicago, 120 East Delaware Place, Chicago, Illinois.

This conference will showcase nineteen bank and thrift holding companies operating across a wide spectrum of markets and offering a diverse range of business strategies. The conference is designed to provide valuable insight into industry trends as well as afford investors a high level of interaction with the top executives of these fine companies.

Horizon is one of seven new banking companies invited to present at this year’s conference. The criteria for selecting presenters are based, in part, on each company’s solid operating fundamentals and strong growth prospects.

Horizon’s President and Chief Executive Officer, Craig M. Dwight along with Horizon’s Executive Vice President and Chief Operating Officer Thomas H. Edwards will be the presenters for Horizon. Dwight said, “It is an honor to be invited to speak at a conference regarding our performance and vision for the future. We look forward to sharing ideas and gaining insight from some of the best community banks in operation today.”

A copy of the presentation that will be made by Horizon at this conference is available for your review on our web site at www.accesshorizon.com. In addition, this conference will be broadcast live through a webcast, which is available at howebarnes.com. This webcast will be made available for up to thirty days after the conference.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southern Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

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Pg. 2 Cont. Horizon Bancorp Presenters

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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